Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Apollo Endosurgery, Inc. (the “Company”), of our report dated February 25, 2021, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion, appearing in the Annual Report on Form 10-K for the year ended December 31, 2020, and reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Moss Adams LLP
Dallas, Texas
May 5, 2021